Conference Call Script
Acquisition Announcements
Monday, March 29, 2021
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Jamie, and I will be your conference facilitator. Today’s call will cover a discussion of the acquisitions announced this morning.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [facilitator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [facilitator instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

These include, but are not limited to:
•the completion and integration of planned acquisitions, including the pending merger with Premier Financial Bancorp, Inc. and the acquisition of North Star Leasing Company and any future acquisitions, which may be unsuccessful or may be more difficult, time-consuming or costly than expected;
•Peoples’ ability to obtain regulatory and shareholder approvals of the proposed merger with Premier Financial Bancorp, Inc. (“Premier”) on the proposed terms and schedule, and the approval of the merger by the shareholders of Premier Financial Bancorp, Inc.
•the ever-changing effects of the COVID-19 pandemic on economic and market conditions and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic;

•changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
•the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers’ operations and financial condition;
•the competitive nature of the financial services industry;
•the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);
•the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,
•changes in accounting standards, policies, estimates or procedures.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

This call does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples will file a registration statement on Form S-4 and other documents regarding the proposed merger with Premier with the Securities and Exchange Commission (“SEC”). The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders or both Peoples and Premier in advance of their respective special meetings of shareholders to be held to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about Peoples, Premier and the proposed merger. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, free of charge, on Peoples’ website at

www.peoplesbancorp.com under the tab “Investor Relations” or by contacting Peoples’ Investor Relations Department at: Peoples Bancorp Inc., 138 Putnam Street, PO Box 738, Marietta, Ohio 45750, Attn: Investor Relations.

Peoples, Premier, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger. Additional information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples' 2021 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 9, 2021.

This call will include about 10 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:

Thank you, Jamie.

Good morning, and thanks for taking the time to be with us this morning.

We are excited to share with you that earlier this morning Peoples Bank announced the acquisition of Premier Financial Bancorp and North Star Leasing Company. Premier is headquartered in Huntington, West Virginia, and is the holding company for two bank subsidiaries – Citizens Deposit Bank & Trust and Premier Bank. On a consolidated basis, the company has $1.9 billion in assets with locations in West Virginia, Kentucky, Virginia, Maryland and DC. North Star is a small ticket leasing company headquartered in Burlington, Vermont with assets of $90 million. They do business in all 50 states.

Today's call will share with you the strategic rationale and financial implications of these opportunities.

Our transaction with Premier is strategically important to us as it allows us to further penetrate the West Virginia market and provides entry into other desirable communities. Last year Peoples was named the Best Bank in West Virginia by

Forbes Magazine, and with 57% of the Premier deposits located in West Virginia, this deal will increase Peoples’ state wide market share from 1% to 3.5%, and place us in the top ten in the state. What’s more exciting to us is the impact it will have on our distribution. We gain meaningful access to the I-79 corridor from Morgantown to Clarksburg, which is among the fastest growing markets in West Virginia. Additionally, while on a smaller scale, the acquisition will double our market share in Kentucky. We also gain new distribution points in faster growing areas in Virginia, Maryland and DC.

Premier is a well-run institution with an emphasis on high customer service with cost efficient delivery. We will be able to improve the client experience by increasing credit capacity, providing access to insurance and investment services and adding a broad array of digital capabilities.

North Star leasing is a successful small ticket equipment leasing organization that has enjoyed 18% compound growth over the past 5 years. A critical element of their success is a focus on funding equipment that is essential to the customer’s business. Their automation is advanced beyond their size. As a result, they are able to quickly decision opportunities and efficiently manage their portfolio. We will operate North Star as a division of Peoples Bank, which will assist in the acceleration of North Star's growth by providing access to lower cost funding and access to capital.

North Star leasing is the second specialty finance business we have purchased in the last 9 months. Together with our Premium Finance business, which we acquired in 2020, we will have approximately $200 million in specialty finance assets. This represents 5.9% of our loans and 4.2% of our assets as of December 31, 2020, and 3.0% of the pro forma assets of Peoples in total. We intend to grow these businesses, and we will establish a long term cap of 10% of Peoples’ total assets on specialty finance assets. We believe this specialty finance strategy will protect and build margin and improve our overall returns.

These transactions bring our total acquisitions to 23 since 2012 including banks, specialty finance companies, wealth management and insurance, and we have demonstrated a successful track record in our previous mergers. Our acquisition experience should help to mitigate integration risks with these transactions. Additionally, we expect our growth rates and profitability to be significantly enhanced as a result of these transactions.

I will now turn the call over to Katie for additional details around the financial ramification of the two deals.

Ms. Katie Bailey:

Thank you, Chuck.

Good morning. As mentioned, I will walk through some of the financial metrics of each deal, starting with Premier.

Looking at page 8 of the presentation, the Premier acquisition is structured as an all-stock transaction, whereby shareholders of Premier will receive 0.58 shares of Peoples’ common stock for each share of Premier they hold. This will result in Premier shareholders owning approximately 30% of the combined company. Based on the 20-day volume weighted average closing stock price of Peoples on Friday, March 26th, the implied per share purchase price is $19.69, with a total transaction value of approximately $292 million. The purchase price is approximately 139% of tangible book value and 13.0x 2020 earnings for Premier. We are excited about the first full year earnings per share accretion for 2022, which is estimated at over 21%, and the tangible book value per share dilution is expected to be earned back in approximately 2.6 years under the crossover method.

On page 9 of the presentation we lay out the key assumptions, which include costs savings of 30% and a credit mark of 3%. Regarding credit due diligence, management completed an in-depth review of Premier’s $1.2 billion loan portfolio. Our due diligence team consisted of senior commercial credit and commercial banking personnel, as well as senior consumer, mortgage underwriting, and collections personnel. Management also engaged a national accounting firm and a third party specialist to assist with loan due diligence, portfolio analytics, and development of the credit mark.

The due diligence team reviewed approximately 70% of the target’s commercial loan portfolio including nearly 100% of loan relationships with exposure greater than $1,000,000 and 83% of loan relationships greater than $500,000. Approximately 95% of the bank's criticized relationships greater than $100,000 were also reviewed during this process. We believe this comprehensive review provides an accurate assessment of the loan portfolio, and the credit mark is both conservative and prudent in today's environment.

Moving to the leasing transaction, page 14 of the presentation, it is structured as an all cash asset purchase whereby we will pay $47.5 million at closing with a potential earn out of $3.125 million. We will be acquiring approximately $90 million of leases. As a stand-alone transaction, this deal will be accretive to 2022 EPS by approximately $0.37 per share, or 13%. The 2022 EPS accretion is $0.26 per share, or 11%, on the new pro forma combined share base.

Turning to slide 16 of the presentation, looking at the pro forma combined company, with both Premier and North Star. We are very excited about the earnings accretion for 2022, which is anticipated to be between $0.75 and $0.80 per share. Our capital levels remain strong post acquisitions, with our tangible common equity to tangible assets ratio falling to 8.0%, or 8.3% excluding Paycheck Protection Program loans.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thanks, Katie. We are very excited about these two opportunities. These are quality companies at fair prices that offer tremendous upside for our shareholders. There is limited execution risk given our experience in integrating deals in banking and specialty finance, coupled with our established risk management practices. Furthermore, the leasing company will help maintain and build our margin.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.
Question and Answer Session
[Facilitator instructions and questions]
Facilitator: [Facilitator Instructions] Our first question today comes from Scott Siefers, from Piper Sandler.

Scott Siefers: So the last series of transactions that you guys had done a few years ago, they had you pushing more north and to the west into Ohio's larger metro areas. You're sort of suggesting the goal was maybe market share opportunities, better growth profile. You definitely get very good depth in West Virginia with the PFDI transaction. But seems more dilutive to the demographic growth potential. So I guess I'm just curious how you're thinking about sort of the pushes and pulls there.

Chuck Sulerzyski: I would say a couple of different things. I think we've been pretty consistent in saying that we would continue to look at deals in the footprint, and we have a fair amount of overlap with this transaction. We’re excited about the new markets that it gets us to. I mean, the I-79 corridor and the DC metro area have far better dynamics than most of our footprint. Having said that, once we digest all of this, we continue to look at opportunities in Ohio and West Virginia. Certainly, we'd still aspire to get to Louisville and Lexington in Kentucky. And we also would look at -- this opens up more opportunities for us to do in-market deals that we can have good progress on expense takeout.

Scott Siefers: And then, Katie, maybe a question for you. You say on Slide 16 the EPS accretion is $0.75 to $0.85 a share. Or, pardon me, $0.75 to $0.80 a share. Just adding the two together individually gets you closer to like $0.88 a share. Is there like a timing difference in there or anything that I'm missing? Just want to make sure. Though it seems a little petty, I think it's upwards of 10% of the accretion. So I'm just curious if there's anything I'm missing in there.

Katie Bailey: Yes, the piece that's missing is we gave standalone information, which is how you aggregate to the $0.88 you noted. But the leasing deal, we didn't issue any shares, whereby we did in the bank acquisition. So putting those shares to the leasing deal dilutes that EPS accretion for '22.

Scott Siefers: So the $0.75 to $0.80, that's probably the most pure way to think about the all-in accretion, then?

Katie Bailey: Correct.

Facilitator: Our next question comes from Michael Perito, from KBW.

Michael Perito: Couple things. I wanted to first just spend a minute on kind of the combined book value impact to make sure that the [inaudible portion] book value run rate at year-end 2021, that's in the ballpark. So I mean, I guess, two questions. One, I think for North Star, you guys included an earn-back but not any dilution percentage. It seems like you're suggesting it's in kind of the 7% dilutive range related to the North Star transaction on standalone? Is that consistent with how you guys are thinking about it?

Katie Bailey: It was 9% dilutive, again, given that it's an all-cash. So it had 9% dilution. Tangible book value.

Michael Perito: And then, I guess my second question on the dilution -- so it's 9% related to North Star, which I think you guys suggested should close in the next couple of days, right? So it should be reflected in the first quarter period-end book value, theoretically?

Katie Bailey: No, It will be reflected in Q2. We're acquiring -- it's closing at the end of business on the 31st. So we'll own their operations on April 1.

Michael Perito: And then, does the 6.5%, 6.7% accretion related to Premier, is that off of pro forma book value for incorporating the hit from North Star? Or just off of the 4Q '20 pro forma book value?

Katie Bailey: That's as a standalone, the 6.7% you quoted.

Michael Perito: For the 4Q '20 pro forma?

Katie Bailey: Yes1.

Michael Perito: And then, I guess just secondly, as you think about how these two transactions, Chuck, impact the organization's growth rate, what do you think are some of the opportunities? It sounds like, on the leasing side, the hope is to follow a similar playbook like you did with Triumph, access to capital and funding. And there sounds like there might be some pipeline there. Is that the case? Is there anything else we should be considering?
And then, looking at the Premier franchise, it seemed like it was fairly profitable. But what was the recent kind of growth capacity? And what does the team look like there? And is there a need for enhancement to try to drive growth in some of the markets they're at, more east like in DC and Virginia? Or how are you guys thinking about that dynamic?

Chuck Sulerzyski: Well, certainly we see the leasing company as a catalyst to growth. It's a national organization. And like most privately held leasing companies, funding and capital is always a challenge. And we're going to obviously lower the cost of funding and provide resources. So we're very excited in the opportunities there.
With respect to Premier, it's obviously been a very strong performer for a number of years. And there's the talent there that has made that happen. We think we can supplement that talent with our expertise and insurance and investments. And we also think that we will invest heavily into the DC area and hope to add greater talent there to take advantage of the greater lending capacity that we bring to the table.

Michael Perito: And so I mean, it would seem like, then, on the Premier side, to drive there's not a lot of organic growth built into the accretion assumptions? Is that fair?

Chuck Sulerzyski: 3%.

Michael Perito: And then just lastly, I was wondering if you could maybe compare and contrast North Star and Triumph, the businesses, in terms of kind of the credit profiles of each. I know they're not exactly the same, but just wondering how you feel those compare. And at first blush, there was a couple things, like the 12% of loan originations in restaurant lending. Just wondering if you can maybe just provide a little bit more color around that. I know there's a lot of personal guarantees, it seems. But would love a little color there, if you don't mind?

Chuck Sulerzyski: Well, first off, I'll go back to -- you want a comparison with the premium finance business. The premium finance business, I think, is
1No it is for the Q3 2021 proforma as a stand alone with respect to Premier.

misunderstood as a credit risk. It's really an operational risk in terms of the customer finances the premiums on the insurance, but they're paying ahead a month or two. And if they're late, we cut off the insurance. And theoretically, we should never have a loss. Now losses do occur. But they occur one of two ways: either a fraud, or we don't cut off the insurance in time. But there's a long-running history there of really good performance. And I have no concerns about premium finance. I think it's less than 70 basis points every year for quite some time.
With respect to the leasing company -- yes, they have personal guarantees. But they're really lending on essential equipment. And I think that's been a key to their success. So if you think about a pizzeria, let's say, they're making a lease on the oven, not on the tables and chairs, per se. So without the oven, the pizzeria is kind of out of business. So if the owner can make a payment, he or she is going to make that payment. And again, we have a long history here of them getting well compensated for the risk that they're taking. They're averaging 4% to 5% charge-offs with an 18% yield. And that's very attractive to us, again in moderation, as we talked about these businesses never being more than 10% of the company. And in the pro forma, they're 3%.
So I think about it as a stock portfolio, and just adding a little more perhaps faster growth, but potentially more volatile companies. But if you look at the size of the total corporation, it's a very prudent risk.

Michael Perito: No, that's helpful. So I mean, it would be fair, then -- and kind of why we're [inaudible] to think about the premium finance and the yield there, the yields here are higher. But to your point, it sounds like the risk is marginally higher as well, and the loss history is marginally higher. But put that in the confines of the overall organization and your risk management that you guys are comfortable with that and think it will be profitability enhancing longer term?

Chuck Sulerzyski: Absolutely. Both of these businesses have great risk-adjusted margin.

Facilitator: Our next question comes from Steve Moss, from B. Riley Securities.

Steve Moss: If I could start off with the Premier acquisition? Wondering, was this a negotiated deal, or was this a bid situation?

Chuck Sulerzyski: Premier had started a process, I believe, about a year ago. And we were second place in the beauty contest but stayed close to it. And at the end, it ended up being more of a negotiated arrangement.

Steve Moss: And then, second thing, Chuck, just on the expansion into the DC-Virginia-Maryland metro market -- you talked about investing heavily there. Just kind of curious, sounds a little more organic. Do we think about this primarily -- how much are you looking to invest? Do we think of it as primarily organic, or we just need to do an acquisition in the area?

Chuck Sulerzyski: I think that we have a team there that will work closely with that team. I think we'll try to supplement that team with hires. And we will certainly look for acquisitions across our footprint. If we can do acquisitions that are financially prudent and strengthen our market position, that's something we want to do all day long. So we'll start with the human capital. And over time, we'll see where that takes us.

Steve Moss: And then, just in terms of the potential for acquisitions, kind of curious. Obviously, doing two a year. Should we think about this as M&A is probably off the table for the remainder of the year? Or when will you be looking to resume?

Chuck Sulerzyski: Well, as you know, we've been acquisitive in insurance, and we've been acquisitive in investments. And we don't see any reason why we couldn't necessarily do an insurance or an investment deal right now. The specialty finance businesses we continue to look at and may add to that portfolio over time.
As far as banks, I would say that we're probably going to digest this first. Having said that, there are a couple of institutions that we see as strategic imperatives. And by that, if they were ever to become available, we would put our best foot forward to try to acquire them. There are not many of them. And I don't anticipate that being the case. So for the time being, it's pretty much wait-and-see, unless there's something that we think is critical to the franchise.

Steve Moss: And then, just one last thing with regard to North Star, just as we think about access to greater capital, do we think about it growing just at a similar CAGR under Peoples as they've done previously? Or could that portfolio maybe double in the next 12 to 24 months?

Chuck Sulerzyski: Well, I think they've grown 18% over the last 5 years. So I don't think we're going to turn that into 36%. But we do hope to be able to allow them to build on and sustain the performance that they've been having.

Facilitator: Our next question comes from Jim Ross, from The Herald Dispatch in Huntington.

Jim Ross: I was wondering, Premier Financial -- a lot of its locations in Southern West Virginia have not exactly been the most desirable among banks for merger and acquisition activity. And I was wondering, for our Southern West Virginia readers, if your acquisitions of the Premier branches down there is a long-term thing or if you plan on flipping those?

Chuck Sulerzyski: No, I think we're going to keep what we got. And I will tell you to take a look at some of our markets in Eastern Kentucky and take a look at some of our markets in Southern Ohio. And you'll see very similar demographics, and we do very well in those towns. And if we can provide a higher level of service, while there may not be a great deal of growth, we're very content to build share. And that's been historically a big part of the success we've enjoyed.

Facilitator: Our next question comes from Kevin Reevey, from Elizabeth Park Capital Management.

Kevin Reevey: Congratulations on your deal.

Chuck Sulerzyski: Thanks, Kevin.

Kevin Reevey: Or your deals, I should say. So I was just curious how your asset sensitivity changes, if at all, with the addition of North Star and Premier. And how should we think about your margin going forward?

Katie Bailey: Yes, I don't think there's a significant shift in our asset sensitivity. It'll bring our asset sensitivity down ever so slightly. And then, as it relates to the margin side, I think there is some good margin pickup in these, especially the leasing deal. I'd say somewhere in the 20- to 30-basis point range is what the expectation is.

Kevin Reevey: And then, as far as opportunities to do any kind of balance sheet restructuring, is that something that you've assessed? And if so, can you talk about that?

Katie Bailey: There's no strategy going into it. We'll acquire what they have, and we'll continue to evaluate the profitability of it going forward.

Facilitator: Our next question comes from Russell Gunther, from D.A. Davidson.

Russell Gunther: Most of my questions have been asked and answered. I just have a couple follow-ups. So you mentioned revenue synergies that are not modeled? Could you talk a little bit about what your overall expectations there would be?

Chuck Sulerzyski: Well, there's certainly a lot of opportunity. I think that -- I mentioned the insurance, I mentioned the investments. I think we bring a little bit more to the table in terms of treasury management. We also have a larger lending capacity. And we have not counted any of that stuff in as possibilities. We tend to take -- it will take us some time to cover some of the new geographies in adding insurance and investments capabilities. We are dedicated to having that 30% to 35% fee income, and this will take us underneath that. So we've got to build those businesses back. And I think you'll see that happen over the next couple years.

Russell Gunther: And then, just last one, if you think about the pro forma company, are there profitability targets that you could share in terms of whether it's ROA or pre-provision ROA, ROTCE and the like?

Chuck Sulerzyski: Well, I guess I got a couple different thoughts on that. Obviously, together we've taken out 30% of that cost. The combined institution will be stronger. The leasing company should help overall margin and profitability. So we're cognizant of needing to get that ROA up and that pretax pre-provision ROA up. So we need to get those numbers north of 180 over time, and we are working towards that end.

Facilitator: Our next question comes from David Long, from Raymond James.

David Long: Congratulations on the announcement.

Chuck Sulerzyski: Thank you.

David Long: I know you mentioned this was a bit of a beauty contest that started a year ago. But how long have you known Bob Walker and his team? And what will their role be with the combined company?

Chuck Sulerzyski: I have known Marshall Reynolds for many, many years. Marshall is the chair and the largest shareholder of the company. I've not had the pleasure of knowing Bob for as long of a period of time. Bob will stay with us in a consultative arrangement for a number of years. And we look forward to getting to know the management team better than we do today and think there's a lot of exciting opportunities.

Facilitator: Our next question comes from Bryce Rowe, from Hovde.

Bryce Rowe: Wanted to ask a little bit about the follow-up to, I guess, Steve Moss's question around growth with the specialty finance. I think you've talked about that being a source of growth. And clearly feels that way still with the addition of North Star. So just kind of curious, what pace of growth do you expect within the equipment leasing adding onto this premium finance business? And how long would it take to get to that 10% level without any level of future acquisitions?

Chuck Sulerzyski: Well, first have a couple of different thoughts. One is, we've been trying to get into the leasing business and into the premium finance business for over 5 years. So we're pretty disciplined in the process and are really excited about the partners that we have combined with.
To answer your question, the premium finance business has been growing at 18%. I'll defer to you as to what you think an organic rate of growth is on community banks. But I think in the current environment, it's, at best, middle single digits, and probably not that high. You look at the size of them, and you look at the size of us to get up to that 10% of assets. It's going to take several years. I haven't run the numbers on exactly how many years. But just trying to do it in my head, it's probably 5 or 6 years. But if you actually run the math and it's different, let me know.

Bryce Rowe: And then, wanted to kind of ask a question of Katie here. You talked about cost savings on, I guess it’s Slide 9: 30% of the estimated noninterest expense. What are you using for that estimate, since it doesn't look like there are any estimates out there on Premier?

Katie Bailey: Yes, I think some of the personnel is coming from the back office and reducing the redundant operational support for the combined institution. There's some on data processing cost savings there. I'd say those are the two biggest components of it.

Facilitator: We have a follow-up from Scott Siefers, from Piper Sandler.

Scott Siefers: I noticed on Slide 8, you have the pro forma ownership of 70-30 PEBO versus PFDI. And then, I appreciated the comments on sort of the management, I guess, division of labor, so to speak. Will there be any change in the complexion of the Board of Directors oR anything? Or is that pro forma ownership just sort of as far as it goes?

Chuck Sulerzyski: There will be one additional director added after closing to the Peoples Board.

Facilitator: And, ladies and gentlemen, at this time, in showing no additional questions, I'd like to turn the conference call back over to Mr. Sulerzyski for closing remarks.

Chuck Sulerzyski:
I want to thank everybody for participating. Please remember that our press release, presentation and the webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section.

Again, I want to wish everyone good health. Thank you for your time, and have a good day.

Facilitator: Ladies and gentlemen, with that, we'll conclude today's conference call. We do thank you for attending. You may now disconnect your lines.

END